Additional Shareholder Information (Unaudited)

Result of Annual Meeting to Shareholders

The Annual Meeting of Shareholders of Citigroup Investments Corporate
Loan Fund Inc. was held on January 21, 2004, for the purpose of considering and voting upon the election of three Directors. The following table provides information concerning the matters voted upon at the Meeting:


1.  Election of Directors*

Nominees		Common Shares   Preferred Shares Series A and B
Allan J. Bloostein
Votes For                7,947,282           3,060
Votes Withheld             172,837               2

R. Jay Gerken
Votes For                7,966,185           3,060
Votes Withheld             153,934               2

Paul Hardin
Votes For                      N/A           3,060
Votes Withheld                 N/A               2

* The following Directors, representing the balance of the Board of Directors, continue to serve as Directors: Dwight B. Crane, Paolo M. Cucchi, Robert A. Frankel, William R. Hutchinson and George M. Pavia.